Exhibit 18.1

Preferability Letter of Independent Registered Public Accounting Firm

May 20, 2010

Dollar Tree, Inc.

Chesapeake, Virginia

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Dollar Tree, Inc. and subsidiaries (the Company) for the thirteen-week period ended May 1, 2010, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2, on January 31, 2010, the Company changed its method of accounting for store inventories by expanding the number of retail inventory pools utilized in converting its retail inventories to cost from one to thirty.  Note 2 also states that this change in accounting estimate inseparable from a change in accounting principle is preferable in the circumstances because it will provide a more precise inventory value, cost of sales and gross margin in the Company’s financial reporting. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to January 30, 2010, nor have we audited the information set forth in the aforementioned note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

\s\ KPMG LLP

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